FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(404) 978-6434
Email: jim.zeumer@pultegroup.com

PULTEGROUP, INC. REPORTS FIRST QUARTER 2026 FINANCIAL RESULTS

•Earnings of $1.79 Per Share
•Net New Orders Increased 3% to 8,034 Homes with a Value of $4.6 Billion
•Closed 6,102 Homes Generating Home Sale Revenues of $3.3 Billion
•Home Sale Gross Margin of 24.4%
•Unit Backlog of 10,427 Homes with a Value of $6.5 Billion
•Repurchased $308 Million of Common Shares
•Board Approves $1.5 Billion Increase in Share Repurchase Authorization

ATLANTA – April 23, 2026 – PulteGroup, Inc. (NYSE: PHM) announced today financial results for its first quarter ended March 31, 2026. For the quarter, the Company reported net income of $347 million, or $1.79 per share. In the comparable prior year period, the Company reported net income of $523 million, or $2.57 per share.

“Our first quarter results reflect PulteGroup’s ability to successfully navigate current market conditions as we work to meet buyer demand, turn our assets and drive high returns,” said PulteGroup President and CEO Ryan Marshall. “Along with increased net new orders, we generated strong closings, revenues and earnings, while investing $1.3 billion into land acquisition and development and returning $360 million back to shareholders.

“Within a demand environment impacted by domestic and global dynamics, we see a consumer with concerns about affordability and the economy, but still desirous of homeownership as demonstrated by the 3% growth in our first quarter net new orders,” added Marshall. “Given these dynamics, we continue to intelligently manage sales, incentives and production to best position the Company for near- and long-term success.”

First Quarter Financial Results

Home sale revenues for the first quarter totaled $3.3 billion, which is a decrease of 12% from the prior year. Revenues in the quarter reflect a 7% decrease in closing volumes to 6,102 homes, along with a 5% decrease in average sales price to $542,000.

First quarter home sale gross margin was 24.4%, compared with prior year gross margin of 27.5%. First quarter gross margins reflect the impact of higher incentives as the Company responded to competitive market dynamics and successfully worked to reduce excess spec inventory.

First quarter SG&A expense was $380 million, or 11.5% of home sale revenues. Prior year reported SG&A expense was $393 million, or 10.5% of home sale revenues.

The Company’s net new orders for the first quarter increased 3% to 8,034 homes with a value of $4.6 billion. Prior year net new orders totaled 7,765 homes with a value of $4.5 billion. In the first quarter, the Company operated from an average of 1,043 communities, which is an increase of 9% over the prior year.

The Company’s quarter-end backlog was 10,427 homes with a value of $6.5 billion.

In the first quarter, the Company’s financial services operations reported pre-tax income of $13 million, compared with prior year pre-tax income of $36 million. Capture rate for the quarter was 85%, compared with 86% in the comparable prior year period.

In the first quarter, the Company repurchased 2.4 million of its common shares outstanding for $308 million, or an average price of $127.39 per share. The Company ended the quarter with a debt-to-capital ratio of 12.3%, and a cash balance of $1.8 billion.

In a separate release, PulteGroup announced that its Board of Directors approved a $1.5 billion increase to the Company’s share repurchase authorization, bringing its remaining share repurchase authorization to $2.1 billion.

A conference call to discuss PulteGroup's first quarter results and financial and operational outlook is scheduled for Thursday April 23, 2026, at 8:30 a.m. Eastern Time. Interested investors can access the live webcast via PulteGroup's corporate website at www.pultegroup.com.

Forward-Looking Statements

This release includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “may,” “can,” “could,” “might,” “should,” “will” and similar expressions identify forward-looking statements, including statements related to any potential impairment charges and the impacts or effects thereof, expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; the impact of any changes to our strategy in responding to the cyclical nature of the industry or deteriorations in industry conditions or downward changes in general economic or other business conditions, including any changes regarding our land positions and the levels of our land spend; economic changes nationally or in our local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; supply shortages and the cost of labor and building materials; the availability and cost of land and other raw materials used by us in our homebuilding operations; a decline in the value of the land and home inventories we maintain and resulting possible future writedowns of the carrying value of our real estate assets; competition within the industries in which we operate; rapidly changing technological developments including, but not limited to, the use of artificial intelligence in the homebuilding industry; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities, slow growth initiatives and/or local building moratoria; the availability and cost of insurance covering risks associated with our businesses, including warranty and other legal or regulatory proceedings or claims; damage from improper acts of persons over whom we do not have control or attempts to impose liabilities or obligations of third parties on us; weather related slowdowns; the impact of climate change and related governmental regulation; adverse capital and credit market conditions, which may affect our access to and cost of capital; the insufficiency of our income tax provisions and tax reserves, including as a result of changing laws or interpretations; the potential that we do not realize our deferred tax assets; our inability to sell mortgages into the secondary market; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans, and related claims against us; risks associated with the implementation of a new enterprise resource planning system; risks related to information technology failures, data security issues, and the effect of cybersecurity incidents and threats; the impact of negative publicity on sales; failure to retain key personnel; the impairment of our intangible assets; disruptions associated with epidemics, pandemics or other serious public health threats (as well as fear of such events), and the measures taken to address it; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See Item 1A – Risk Factors in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, for a further discussion of these and other risks and uncertainties applicable to our businesses. We undertake no duty to update any forward-looking statement, whether as a result of new information, future events or changes in our expectations.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM), based in Atlanta, Georgia, is one of America’s largest homebuilding companies with operations in more than 45 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb, DiVosta Homes, and John Wieland Homes and Neighborhoods, the company is one of the industry’s most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup’s purpose is building incredible places where people can live their dreams.

For more information about PulteGroup, Inc. and PulteGroup brands, go to pultegroup.com; pulte.com; centex.com; delwebb.com; divosta.com; and jwhomes.com. Follow PulteGroup, Inc. on X: @PulteGroupNews.

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PulteGroup, Inc.
Consolidated Statements of Operations
($000's omitted, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2026	2025
Revenues:
Homebuilding
Home sale revenues	$3,307,510	$3,749,269
Land sale and other revenues	29,315	52,554
	3,336,825	3,801,823
Financial Services	71,747	90,827
Total revenues	3,408,572	3,892,650

Homebuilding Cost of Revenues:
Home sale cost of revenues	(2,500,153)	(2,719,115)
Land sale and other cost of revenues	(27,148)	(50,955)
	(2,527,301)	(2,770,070)

Financial Services expenses	(59,165)	(54,970)
Selling, general, and administrative expenses	(380,334)	(393,337)
Equity income from unconsolidated entities, net	879	502
Other income, net	6,745	6,362
Income before income taxes	449,396	681,137
Income tax expense	(102,400)	(158,338)
Net income	$346,996	$522,799

Per share:
Basic earnings	$1.81	$2.59
Diluted earnings	$1.79	$2.57
Cash dividends declared	$0.26	$0.22

Number of shares used in calculation:
Basic	192,088	202,063
Effect of dilutive securities	1,315	1,601
Diluted	193,403	203,664

PulteGroup, Inc.
Condensed Consolidated Balance Sheets
($000's omitted)
(Unaudited)

	March 31, 2026	December 31, 2025

ASSETS

Cash and equivalents	$1,807,020	$1,980,869
Restricted cash	36,368	27,907
Total cash, cash equivalents, and restricted cash	1,843,388	2,008,776
House and land inventory	13,301,028	12,925,413
Residential mortgage loans available-for-sale	509,270	613,665
Investments in unconsolidated entities	168,139	167,342
Other assets	2,260,830	2,217,483
Goodwill	40,377	40,377
Other intangible assets	24,798	26,210
Deferred tax assets	48,150	49,157
	$18,195,980	$18,048,423

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$688,539	$724,885
Customer deposits	466,554	387,837
Deferred tax liabilities	456,784	448,493
Accrued and other liabilities	1,354,128	1,338,330
Financial Services debt	455,052	532,338
Notes payable	1,820,771	1,631,098
	5,241,828	5,062,981
Shareholders' equity	12,954,152	12,985,442
	$18,195,980	$18,048,423

PulteGroup, Inc.
Consolidated Statements of Cash Flows
($000's omitted)
(Unaudited)

	Three Months Ended
	March 31,
	2026	2025
Cash flows from operating activities:
Net income	$346,996	$522,799
Adjustments to reconcile net income to net cash from operating activities:
Deferred income tax expense	9,291	20,413
Land-related charges	10,881	23,772
Loss on debt retirement	2,637	—
Depreciation and amortization	24,538	24,668
Equity income from unconsolidated entities, net	(879)	(502)
Distributions of income from unconsolidated entities	—	1,810
Share-based compensation expense	19,354	18,127
Other, net	(83)	(196)
Increase (decrease) in cash due to:
Inventories	(376,394)	(270,583)
Residential mortgage loans available-for-sale	104,386	(13,211)
Other assets	(36,695)	(71,846)
Accounts payable, accrued and other liabilities	55,719	(121,023)
Net cash provided by operating activities	159,751	134,228
Cash flows from investing activities:
Capital expenditures	(25,396)	(29,606)
Investments in unconsolidated entities	(2,922)	(6,679)
Distributions of capital from unconsolidated entities	3,008	—
Other investing activities, net	383	(3,448)
Net cash used in investing activities	(24,927)	(39,733)
Cash flows from financing activities:
Proceeds from debt issuance	794,784	—
Repayments of notes payable	(599,682)	(2,688)
Financial Services borrowings (repayments), net	(77,286)	(100,055)
Debt issuance costs	(22,592)	—
Proceeds from liabilities related to consolidated inventory not owned	6,178	11,060
Payments related to consolidated inventory not owned	(4,582)	(11,363)
Share repurchases	(308,183)	(300,000)
Cash paid for shares withheld for taxes	(36,814)	(23,422)
Dividends paid	(52,035)	(45,822)
Net cash used in financing activities	(300,212)	(472,290)
Net increase (decrease) in cash, cash equivalents, and restricted cash	(165,388)	(377,795)
Cash, cash equivalents, and restricted cash at beginning of period	2,008,776	1,653,680
Cash, cash equivalents, and restricted cash at end of period	$1,843,388	$1,275,885

Supplemental Cash Flow Information:
Interest paid (capitalized), net	$4,506	$3,342
Income taxes paid (refunded), net	$3,914	$69,743

PulteGroup, Inc.
Segment Data
($000's omitted)
(Unaudited)

	Three Months Ended
	March 31,
	2026	2025
HOMEBUILDING:
Home sale revenues	$3,307,510	$3,749,269
Land sale and other revenues	29,315	52,554
Total Homebuilding revenues	3,336,825	3,801,823

Home sale cost of revenues	(2,500,153)	(2,719,115)
Land sale and other cost of revenues	(27,148)	(50,955)
Selling, general, and administrative expenses	(380,334)	(393,337)
Equity income from unconsolidated entities, net	879	502
Other income, net	6,745	6,362
Income before income taxes	$436,814	$645,280

FINANCIAL SERVICES:
Income before income taxes	$12,582	$35,857

CONSOLIDATED:
Income before income taxes	$449,396	$681,137

PulteGroup, Inc.
Segment Data, continued
($000's omitted)
(Unaudited)

	Three Months Ended
	March 31,
	2026	2025

Home sale revenues	$3,307,510	$3,749,269

Closings - units
Northeast	261	339
Southeast	1,228	1,193
Florida	1,689	1,650
Midwest	977	1,090
Texas	866	1,039
West	1,081	1,272
	6,102	6,583
Average selling price	$542	$570

Net new orders - units
Northeast	441	404
Southeast	1,423	1,356
Florida	2,206	1,869
Midwest	1,285	1,388
Texas	1,258	1,287
West	1,421	1,461
	8,034	7,765
Net new orders - dollars	$4,565,026	$4,477,827

Unit backlog
Northeast	687	680
Southeast	1,946	2,075
Florida	2,938	3,014
Midwest	1,913	2,100
Texas	1,183	1,196
West	1,760	2,270
	10,427	11,335
Dollars in backlog	$6,527,628	$7,223,276

PulteGroup, Inc.
Segment Data, continued
($000's omitted)
(Unaudited)

	Three Months Ended
	March 31,
	2026	2025
MORTGAGE ORIGINATIONS:
Origination volume	3,989	4,271
Origination principal	$1,703,016	$1,866,018
Capture rate	84.8%	86.4%

Supplemental Data
($000's omitted)
(Unaudited)

	Three Months Ended
	March 31,
	2026	2025

Interest in inventory, beginning of period	$122,327	$139,960
Interest capitalized	27,835	26,092
Interest expensed	(24,897)	(26,511)
Interest in inventory, end of period	$125,265	$139,541

PulteGroup, Inc.
Reconciliation of Non-GAAP Financial Measures

This report contains information about our debt-to-capital ratios. These measures could be considered non-GAAP financial measures under the SEC's rules and should be considered in addition to, rather than as a substitute for, comparable GAAP financial measures. We calculate total net debt by subtracting total cash, cash equivalents, and restricted cash from notes payable to present the amount of assets needed to satisfy the debt. We use the debt-to-capital and net debt-to-capital ratios as indicators of our overall leverage and believe they are useful financial measures in understanding the leverage employed in our operations. We believe that these measures provide investors relevant and useful information for evaluating the comparability of financial information presented and comparing our profitability and liquidity to other companies in the homebuilding industry. Although other companies in the homebuilding industry report similar information, the methods used may differ. We urge investors to understand the methods used by other companies in the homebuilding industry to calculate these measures and any adjustments thereto before comparing our measures to those of such other companies.

The following table sets forth a reconciliation of the debt-to-capital ratios ($000's omitted):

Debt-to-Capital Ratios

	March 31, 2026	December 31, 2025
Notes payable	$1,820,771	$1,631,098
Shareholders' equity	12,954,152	12,985,442
Total capital	$14,774,923	$14,616,540
Debt-to-capital ratio	12.3%	11.2%

Notes payable	$1,820,771	$1,631,098
Less: Total cash, cash equivalents, and restricted cash	(1,843,388)	(2,008,776)
Total net debt	$(22,617)	$(377,678)
Shareholders' equity	12,954,152	12,985,442
Total net capital	$12,931,535	$12,607,764
Net debt-to-capital ratio	(0.2)%	(3.0)%